Exhibit 10.3
HEALTHWAYS, INC.

2007 STOCK INCENTIVE PLAN

RESTRICTED STOCK UNIT AWARD AGREEMENT

This RESTRICTED STOCK UNIT AWARD AGREEMENT (the "Agreement"), dated this «Day1st» day of «Month» «Year», is by and between Healthways, Inc., a Delaware corporation (the "Company"), and «First_Name» «Last_Name» (the "Director"), under the Company's 2007 Stock Incentive Plan (the "Plan").  Terms not otherwise defined herein shall have the meanings given to them in the Plan.

Section 1.                      Restricted Stock Unit Award.  The Director is hereby granted «TotalShares_» restricted stock units (the "Restricted Stock Units").  Each Restricted Stock Unit represents the right to receive one share of the Company's Common Stock, $.001 par value (the "Stock"), subject to the terms and conditions of this Agreement and the Plan.

Section 2.                      Vesting of the Award.  Except as otherwise provided in Section 3 below, the Restricted Stock Units will vest at such times (the "Vesting Date") and in the percentages set forth below, as long as the Director is serving as a director of the Company on the Vesting Date.

Vesting Date	Award Percentage of Restricted Stock Units
«MoDayYrPlus1»	25%
«MoDayYrPlus2»	25%
«MoDayYrPlus3»	25%
«MoDayYrPlus4»	25%

The Company shall issue one share of the Stock to the Director for each vested Restricted Stock Unit (the “Distributed Shares”) at the time the Restricted Stock Unit vests.  The Distributed Shares shall be represented by a certificate.

Section 3.                      Termination or Expiration of Director’s Position on the Board of Directors

3.1 Termination or Resignation from Board Following Two Terms as a Director.  If the Director shall cease to serve as a director of the Corporation for any reason other than involuntary removal by the stockholders for cause and if the Director has (x) (a) served at least two full three-year terms as a director, or (b) served at least two terms as a director of the Corporation (the first of which may be a partial term and the last of which shall be a full three-year term) and offered to resign from the Board on or after such Director’s 70th birthday, which offer to resign has been accepted by the Corporation, and (y) in the event of the Director’s retirement from the Board, given the Corporation at least nine months’ prior written notice of the Director’s intent not to stand for re-election at the end of the Director’s then-current term, the Restricted Stock Units granted hereunder shall not be forfeited and shall continue vesting in accordance with Section 2.

3.2 Termination for any Other Reason.  If the Director shall cease to be a director of the Corporation for any reason (including removal by the stockholders for cause) other than death or Disability without meeting the requirements of section 3.1 above, all Restricted Stock Units that have not vested prior to the date the Director ceases to be a director of the Corporation will be forfeited and the Director shall have no further rights with respect to such Restricted Stock Units; provided, however, that if the Director shall cease to serve as a director of the Corporation by reason of death or Disability (as defined in the Plan), the Restricted Stock Units granted hereunder shall immediately vest.

Section 4.                      Voting Rights and Dividends.  Prior to the Vesting Date, the Director shall be credited with dividend equivalents with respect to the Restricted Stock Units at the time of any payment of dividends to stockholders on shares of Common Stock in accordance with the terms set forth in the Plan.  The Director shall not have any voting rights with respect to the shares of Stock underlying the Restricted Stock Units prior to the vesting of the Restricted Stock Units and the issuance of the shares of Stock as set forth in Section 2.  A holder of Distributed Shares shall have full dividend and voting rights as a holder of Stock.

Section 5.                      Restrictions on Transfer.

5.1  General Restrictions.  The Restricted Stock Units shall not be transferable by the Director (or his or her personal representative or estate) other than by will or by the laws of descent and distribution.  The terms of this Agreement shall be binding on the executors, administrators, heirs and successors of the Director.

5.2  Change in Control.  All restrictions imposed on the Restricted Stock Units shall expire automatically and the Restricted Stock United granted hereby shall be deemed fully vested upon a Change in Control, as such term is defined in the Plan, and the Company shall issue the shares of Stock underlying the Restricted Stock Units.

Section 6.                      Restrictive Agreement.  As a condition to the receipt of any Distributed Shares, the Director (or his or her legal representative or estate or any third party transferee), if the Company so requests, will execute an agreement in form satisfactory to the Company in which the Director or such other recipient of the shares represents that he or she is purchasing the shares for investment purposes, and not with a view to resale or distribution.

Section 7.                      Adjustment.  In the event of any merger, reorganization, consolidation, recapitalization, extraordinary cash dividend, stock dividend, stock split or other change in corporate structure affecting the Stock, the number of Restricted Stock Units subject to this Agreement shall be equitably and proportionately adjusted by the Committee in accordance with the Plan.

Section 8.                      Tax Withholding.  The Company shall withhold from any distribution of Stock an amount of Stock equal to such federal, state or local taxes as shall be required to be withheld pursuant to any applicable law or regulation.

Section 9.                      Governing Provisions.  This Agreement is made under and subject to the provisions of the Plan, and all of the provisions of the Plan are also provisions of this Agreement.  If there is a difference or conflict between the provisions of this Agreement and the provisions of the Plan, the provisions of the Plan will govern.  By signing this Agreement, the Director confirms that he or she has received a copy of the Plan.

Section 10.                      Miscellaneous.

10.1           Entire Agreement.  This Agreement and the Plan contain the entire understanding and agreement between the Company and the Director concerning the Restricted Stock Units granted hereby, and supersede any prior or contemporaneous negotiations and understandings.  The Company and the Director have made no promises, agreements, conditions, or understandings relating to the Restricted Stock Units, either orally or in writing, that are not included in this Agreement or the Plan.

10.2           Captions.  The captions and section numbers appearing in this Agreement are inserted only as a matter of convenience.  They do not define, limit, construe, or describe the scope or intent of the provisions of this Agreement.

10.3           Counterparts.  This Agreement may be executed in counterparts, each of which when signed by the Company and the Director will be deemed an original and all of which together will be deemed the same Agreement.

10.4           Notice.  Any notice or communication having to do with this Agreement must be given by personal delivery or by certified mail, return receipt requested, addressed, if to the Company, to the principal office of the Company and, if to the Director, to the Director's address set forth below or any address of which the Director subsequently notifies the Company.

To the Director:
(Director name and address)

10.5           Amendment.  Subject to the restrictions contained in the Plan, the Committee may amend the terms of this Agreement, prospectively or retroactively, but, subject to Section 7 above, no such amendment shall impair the rights of the Director hereunder without the Director's consent.

10.6           Governing Law.  This Agreement shall be governed and construed exclusively in accordance with the law of the State of Delaware applicable to agreements to be performed in the State of Delaware to the extent it may apply.

10.7           Validity; Severability.  If, for any reason, any provision hereof shall be determined to be invalid or unenforceable, the validity and effect of the other provisions hereof shall not be affected thereby.  Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.  If any court determines that any provision of Section 10 or any other provision hereof is unenforceable but has the power to reduce the scope or duration of such provision, as the case may be, such provision, in its reduced form, shall then be enforceable.

10.8           Successors in Interest.  This Agreement shall inure to the benefit of and be binding upon any successor to the Company.  This Agreement shall inure to the benefit of the Director’s legal representative and permitted assignees.  All obligations imposed upon the Director and all rights granted to the Company under this Agreement shall be binding upon the Director 's heirs, executors, administrators, successors and assignees.

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IN WITNESS WHEREOF, the Company and the Director have executed this Agreement to be effective as of «Day1st» day of «Month» «Year».

HEALTHWAYS, INC.
By: /s/ Ben R. Leedle, Jr.
Title: Ben R. Leedle, Jr., CEO

Director Signature: